Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 6, 2023 (except for the effect of reverse recapitalization discussed in Note 3, as to which the date is April 1, 2024) in the Registration Statement (Form S-1) and related Prospectus of Pinstripes Holdings, Inc. for the registration of 204,042 shares of its Class A common stock.
/s/ Ernst & Young LLP
Chicago, Illinois
December 17, 2024